Exhibit 99.1

ASCENDIA ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

HAMILTON, NJ – July 18, 2006 – Ascendia Brands, Inc. (AMEX: ASB) today announced preliminary financial results for its quarter ended May 27, 2006. The Company also announced a delay in the filing of its Quarterly Report on Form 10-Q for the fiscal thirteen weeks ended May 27, 2006.

Consolidated net revenues for the thirteen weeks ended May 27, 2006 were $24.9 million compared to the $17.4 million for the thirteen weeks ended May 28, 2005. The quarter was favorably impacted by the Company’s acquisition of certain brands from Playtex Products, Inc., which contributed $9.4 million in revenues to the quarter ended May 27, 2006.

Consolidated gross profit increased by $3.6 million to $4.7 million from $1.1 million in the prior year. The former Playtex brands contributed $4.3 million in gross profit to the fiscal thirteen weeks ended May 27, 2006 compared to zero in the comparable prior period.

Selling, general and administrative expenses increased from $2.7 million for the thirteen weeks ended May 28, 2005 to $4.8 million for the current quarter. The increase of $2.1 million was principally attributable to increased amortization of intangibles in both the Company’s Cenuco wireless division ($0.4 million) and from the acquisition of the former Playtex brands ($0.7 million), higher marketing costs ($0.4 million) and increased operating expenses in the wireless division ($0.3 million).

Other/Interest expense, net, increased to $3.5 million for the thirteen weeks ended May 27, 2006 versus $0.5 million in the comparable prior year period. This increase was attributable to interest expense and finance fees amortization associated with the $80 million bridge loan facility used to finance the asset acquisition from Playtex.

As a result of the previously announced delay in filing the Company’s Form 10-K for the Fiscal Year ended February 28, 2006, the Company has notified the American Stock Exchange that it will be delayed in filing its Form 10-Q for the thirteen weeks ended May 27, 2006. The Company currently expects that it will satisfy both filing obligations no later than July 31, 2006.

The following table shows selected financial information for the thirteen weeks ended:

	(in thousands)

	May 27, 2006	May 28, 2005

Net Sales	24,922	17,351
Gross Profit	4,727	1,052
Selling, General and Administrative Expenses	4,760	2,703
Other/Interest Expense, Net	(3,511)	(477)
Net Loss	(3,544)	(2,128)

Joseph Falsetti, Chairman and CEO of Ascendia Brands, commented, “Our long-term strategy is to expand our offering of premium products both through organic growth, as well as through the acquisition of brands that offer a strategic fit with our business model and core competencies. This strategy drove improved gross profit margins for the quarter.”

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Company Contact:	Investor Relations Contact:
John Wille	John G. Nesbett
609-219-0930 ext. 150	IMS, Inc.
212-668-0813